EXHIBIT e
TORTOISE ENERGY INFRASTRUCTURE CORPORATION

TERMS AND CONDITIONS OF THE DIVIDEND REINVESTMENT
AND CASH PURCHASE PLAN

Registered holders (“Common Shareholders”) of common shares (the “Common Shares”) of Tortoise Energy Infrastructure Corporation (the “Company”) will automatically be enrolled and entitled to participate (the “Participants”) in its Dividend Reinvestment and Cash Purchase Plan (the “Plan”) in accordance with the following terms and conditions:

1. THE PLAN AGENT. Computershare Trust Company, N.A. (the “Agent”) will act as agent for each Participant. The Agent will open an account for each Participant under the Plan in the same name in which his or her outstanding Common Shares are registered. Please note that the Agent may use an affiliated broker for purchasing Common Shares pursuant to the Plan on behalf of Plan Participants.

2. DIVIDEND REINVESTMENT. Pursuant to the Company’s Plan, unless a holder of Common Shares otherwise elects, all distributions including dividends, capital gains, or return of capital (“Distributions”) will be automatically reinvested by the Agent in additional Common Shares of the Company. Common Shareholders who elect not to participate in the Plan will receive all Distributions in cash paid by check mailed directly to the shareholder of record (or, if the shares are held in street or other nominee name then to such nominee) by the Agent, as dividend paying agent. Such Common Shareholders may elect not to participate in the Plan and to receive all Distributions in cash by sending written, telephone or Internet instructions to the Agent, as dividend paying agent. See the Agent’s contact information in Appendix A set forth below.

3. OPTIONAL CASH INVESTMENTS. Upon effectiveness of a shelf registration statement, Participants may make optional cash investments in accordance with this Plan. Optional cash investments must be in an amount of at least $100 for any single investment and may not exceed $5,000 per month unless a Request for Waiver (as discussed below) has been granted. (For the purposes of these limitations, all accounts under the common control or management of a Participant may be aggregated, at the Company’s sole discretion.) Optional cash investments may be delivered to the Agent by personal check. Participants should send checks drawn on a U.S. bank, made payable in U.S. Dollars to Computershare-Tortoise Energy Infrastructure Corporation to the address set forth below. The agent will not accept cash, traveler’s checks, money orders, or third party checks for voluntary cash purchases.

Participants may also make optional cash investments by accessing their account online at www.computershare.com and making a one-time online bank debit. One-time online optional cash payment funds will be held by the Plan Agent for three (3) banking business days before they are invested on the first investment date thereafter. Participants should refer to the online confirmation for their account debit date and investment date.

Participants can also authorize an automatic monthly deduction from their checking or savings account at a U.S. bank or other U.S. financial institution. This feature enables Participants to make ongoing investments without writing a check. To initiate automatic monthly deductions, Participants may enroll by accessing their account online at www.computershare.com.

Alternatively, Participants can complete and sign a Direct Debit Authorization Form Deductions and return it to the Agent together with a voided blank check or savings account deposit slip, from the bank or other institution from which the funds are to be withdrawn. The Direct Debit Authorization Form will be processed and will become effective as promptly as practicable. However, Participants should allow at least four to six weeks for their first investment to be initiated.

Once automatic deductions are initiated, funds will be drawn from a Participant’s specified account on the 25th day of each month, or the next banking business day if the 25th is not a banking business day. Automatic monthly deductions will continue until Participants notify the Agent in writing to the contrary. Participants may change or discontinue automatic monthly deductions by accessing their account online at www.computershare.com or by completing and submitting to the Agent a new Direct Debit Authorization Form. To be effective with respect to a particular monthly purchase, the Agent must receive the new Direct Debit Authorization Form at least seven (7) business days preceding the monthly purchase date.

Cash (which does not earn interest) will be held by the Plan Agent until the next purchase date on the first business day of the month, but in no event more than 30 days after such date.

In the event that any check, draft or electronics funds transfer Participants may tender or order as payment to the Agent to purchase Common Shares is dishonored, refused or returned, Participants agree that the purchased Common Shares when credited to their account may be sold, on the Agent’s order without the participant’s consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Agent’s returned check or failed electronic payment fee. If the sale proceeds of purchased Common Shares are insufficient to satisfy the amount owing, Participants authorize the Agent to sell additional Common Shares then credited to a participant’s account as necessary to cover the amount owing, without the participant’s further consent or authorization. The Agent may sell Common Shares to cover an amount owing as a result of a Participant’s order in any manner consistent with applicable securities laws and the Fund’s organizational documents. Any sale for that purpose in a national securities market would be commercially reasonable. Participants grant the Agent a security interest in all Common Shares credited to their account including shares subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

Beneficial owners (shareholders who hold shares in street or other nominee name) who want to participate in optional cash investments should contact their broker, bank or other nominee and follow their instructions. There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary from time to time.

OPTIONAL CASH INVESTMENTS MUST BE RECEIVED BY THE AGENT NO LATER THAN TWO BUSINESS DAYS PRIOR TO THE MONTHLY INVESTMENT DATE (THE “PAYMENT DATE”). ALL OPTIONAL CASH INVESTMENTS RECEIVED ON OR

PRIOR TO THE PAYMENT DATE SHALL BE FIRST APPLIED BY THE AGENT TO PURCHASE COMMON SHARES ON THE NEXT SUCCEEDING PURCHASE DATE AS DESCRIBED IN THE PLAN (THE “PURCHASE DATE”). All optional cash investments are subject to collection by the Agent for full face value in U.S. funds.

The Purchase Date for optional cash investments received by the Payment Date in a month shall be the first business day of each month, except for optional cash investments received by the Payment Date for the month of November, for which the Purchase Date will be the last business day of November.

Upon a Participant’s written, telephone or Internet request received by the Agent no later than two business days prior to the Purchase Date, an optional cash investment will be canceled or refunded to the Participant, as appropriate. However, in such event, no refund of a check will be made until the funds have cleared.

NO INTEREST WILL BE PAID ON AMOUNTS HELD BY THE AGENT PENDING INVESTMENT OR REFUND TO THE PARTICIPANT.

Participants who wish to submit an optional cash investment in excess of $5,000 per month must submit a Request for Waiver and obtain the prior approval of the Company. A Request for Waiver should be directed to the Company via telephone at 1-888-728-8784. The Company has sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, the Company’s need for additional funds, the Participant submitting the request, the extent and nature of such Participant’s prior participation in the Plan, the number of Common Shares held of record by such Participant, and the aggregate amount of optional cash investments in excess of $5,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Purchase Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a Participant may invest or on the number of shares that a Participant may purchase.

In no event will the Company be able to issue an aggregate number of Common Shares pursuant to optional cash investments in excess of the number of Common Shares registered with the Securities and Exchange Commission for sale pursuant to the Plan.

4. MARKET PREMIUM ISSUANCES. If on the payment date for a Distribution or on a Purchase Date, the net asset value per Common Share is equal to or less than the market price per Common Share plus estimated brokerage commissions, the Agent shall receive (or acquire in the case of optional cash investments) newly issued Common Shares (“Additional Common Shares”) from the Company for each Participant’s account. The number of Additional Common Shares to be credited to each Participant’s account shall be determined by dividing the dollar amount of the Distribution to such Common Shareholder or the amount of the optional cash investment made by such Common Shareholder (the “Optional Cash Amount”) by the greater of (i) the net asset value per Common Share on the payment date of the Distribution or the Purchase Date, as applicable, or (ii) 95% of the market price per Common Share on the payment date of the Distribution or the Purchase Date, as applicable.

5. MARKET DISCOUNT PURCHASES.

(a) When Open Market Purchases Will Be Made. If the net asset value per Common Share exceeds the market price plus estimated brokerage commissions (a “Market Discount”) on the payment date for a Distribution or on a Purchase Date, the Agent (or a broker-dealer selected by the Agent) shall endeavor to apply the amount of such Distribution on each Participant’s Common Shares or the Optional Cash Amount to purchase Common Shares on the open market.

(b) Dividend Reinvestment. In the case of dividend reinvestments, if a Market Discount exists on a payment date, the Agent will acquire shares in open-market purchases as soon as practicable but in no event more than 30 days after the dividend payment date (the “Last Purchase Date”). It is contemplated that the Company will make quarterly Distributions. The Agent may commingle Participants’ funds to be used for optional cash investments with the proceeds of any Distribution and the weighted average price (including brokerage commissions) of all Common Shares purchased by the Agent as Agent shall be the price per Common Share allocable to each Participant.

(c) Optional Cash Investments. In the case of optional cash investments, if a Market Discount exists on the Purchase Date, the Agent will begin making purchases as soon as practicable on the next business day after the Purchase Date and will complete such purchases no later than six business days after the Purchase Date. In the event the purchases cannot be completed within that time period, due to federal securities laws or other government or stock exchange regulations, then the Agent in its sole discretion may extend the period in which purchases can be made. The Agent may commingle Participant’s funds to be used for open market purchases of Company Common Shares with Optional Cash Amounts received from Participants and the weighted average price (including brokerage commissions) of all Common Shares purchased by the Agent in connection with optional cash investments shall be the price per Common Share allocable to each Participant.

(d) General. Participants should note that they will not be able to instruct the Agent to purchase Common Shares at a specific time or at a specific price. Open-market purchases may be made on any securities exchange where Common Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Common Shares purchased on the open market will not be eligible for any discount to market price. Each Participant’s uninvested funds held by the Agent will not bear interest. The Agent shall have no liability in connection with any inability to purchase Common Shares within the time provided, or with the timing of any purchases effected. The Agent shall have no responsibility for the value of Common Shares acquired.

6. VALUATION. The market price of Common Shares on a particular date shall be the last sales price on the securities exchange where the Common Shares are listed on that date

(the “Exchange”), or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations on such Exchange on such date will be used. The net asset value per Common Share on a particular date shall be the amount calculated on that date (or if not calculated on such date, the amount most recently calculated and published) by or on behalf of the Company in accordance with the then current Valuation Procedures approved by the Board and Section 23(a) of the 1940 Act.

7. TAXATION. The automatic reinvestment of Distributions does not relieve Participants of any federal, state or local taxes which may be payable (or required to be withheld on Distributions). In addition, if Common Shares are purchased at a discount from the market price, Participants may have income equal to that discount. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

8. LIABILITY OF AGENT. The Agent shall at all times act in good faith and use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable laws, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent’s negligence, bad faith, or willful misconduct or that of its employees.

9. RECORDKEEPING. The Agent may hold each Participant’s Common Shares acquired pursuant to the Plan together with the Common Shares of other Common Shareholders of the Company acquired pursuant to the Plan in book entry form in the Agent’s name or that of the Agent’s nominee. Each Participant will be sent a statement by the Agent of each acquisition made for his or her account as soon as practicable, but in no event later than 60 days, after the date thereof. Upon a Participant’s request, the Agent will deliver to the Participant, without charge, a certificate or certificates for the full Common Shares. Although each Participant may from time to time have an undivided fractional interest in a Common Share of the Company, no certificates for a fractional share will be issued. Similarly, Participants may request to sell a portion of the Common Shares held by the Agent in their Plan accounts by calling the Agent, writing to the Agent, through the Agent’s website, www.computershare.com or completing and returning the transaction form attached to each Plan statement. The Agent will sell such Common Shares through a broker-dealer selected by the Agent within 5 business days of receipt of the request. The sale price will equal the weighted average price of all Common Shares sold through the Plan on the day of the sale, less fees. Participants should note that the Agent is unable to accept instructions to sell on a specific date or at a specific price. All sales requests having an anticipated market value of $25,000 or more should be submitted in written form. Any share dividends or split shares distributed by the Company on Common Shares held by the Agent for Participants will be credited to their accounts. In the event that the Company makes available to its Common Shareholders rights to purchase additional Common Shares, the Common Shares held for each Participant under the Plan will be added to other Common Shares held by the Participant in calculating the number of rights to be issued to each Participant.

10. PROXY MATERIALS. The Agent will forward to each Participant any proxy solicitation material. The Agent will vote any Common Shares held for a Participant first in accordance with the instructions set forth on proxies returned by such Participant to the

Company, and then with respect to any proxies not returned by such Participant to the Company, in the same proportion as the Agent votes the proxies returned by the Participants to the Company.

11. FEES. The Agent’s service fee for handling Distributions and optional cash investments will be paid by the Company. Each Participant will be charged his or her pro rata share of brokerage commissions on all open-market purchases. If a Participant elects to have the Agent sell part or all of his or her Common Shares and remit the proceeds, such Participant will be charged a transaction fee of $15.00 plus $0.05 per share.

12. TERMINATION IN THE PLAN. Each registered Participant may terminate his or her account under the Plan by notifying the Agent in writing at Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940, by telephone at 1-888-728-8784 or through www.computershare.com. Such termination will be effective with respect to optional cash purchases immediately and with respect to a particular Distribution if the Participant’s notice is received by the Agent prior to the record date of such Distribution. The Plan may be terminated by the Agent or the Company upon notice in writing mailed to each Participant at least 60 days prior to the effective date of the termination. In addition, the Company may also terminate any Participant’s participation in the Plan for any reason (including, without limitation, the attempted circumvention by a Participant of the $5,000 monthly maximum for cash purchases through the accumulation of accounts over which the Participant has control) after written notice mailed in advance to such Participant at the address appearing on the Agent’s records. Upon any termination, the Agent will cause a certificate or certificates to be issued for the full shares held for each Participant under the Plan and cash adjustment for any fraction of a Common Share at the then current market value of the Common Shares to be delivered to him. If preferred, a Participant may request the sale of all of the Common Shares held by the Agent in his or her Plan account in order to terminate participation in the Plan. If any Participant elects in advance of such termination to have Agent sell part or all of his shares, Agent is authorized to deduct from the proceeds a $15.00 transaction fee plus a $0.05 fee per share for the transaction. If a Participant has terminated his or her participation in the Plan but continues to have Common Shares registered in his or her name, he or she may re-enroll in the Plan at any time by notifying the Agent in writing at the address above.

13. AMENDMENT OF THE PLAN. These terms and conditions may be amended by the Agent or the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives notice of the termination of the Participant’s account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent, subject to the prior written approval of the successor Agent by the Company.

14. APPLICABLE LAW. These terms and conditions shall be governed by the laws of the State of Delaware. Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

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APPENDIX A

CONTACT INFORMATION

BY MAIL
Tortoise Energy Infrastructure Corporation
c/o Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3010

An optional cash investment may be made by personal check, drawn on a U.S. bank and payable in U.S. dollars, to “Computershare-Tortoise Energy Infrastructure Corporation” with a properly executed Cash Remittance Form. Checks should be mailed to:

Computershare Trust Company, N.A.
P.O. Box 6006
Carol Stream, IL 60197-6006

Checks drawn on non-U.S. banks and third-party checks (as defined by the Agent) will not be accepted.

BY TELEPHONE	1-888-728-8784 (U.S. and Canada) 1-XXX-XXX-XXXX (Outside U.S. and Canada) Customer service associates are available from 9:00 a.m. and 5:00 p.m. Eastern time, Monday through Friday.

BY INTERNET	www.computershare.com